Leuthold Funds, Inc. 485BPOS

Exhibit (j)(ii)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus dated January 31, 2023, and included in this Post-Effective Amendment No. 62 for the fiscal year ended September 30, 2022, to the Registration Statement (Form N-1A, File No. 033-96634), filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference to our report dated November 23, 2021, with respect to the financial statements and financial highlights of Leuthold Core Investment Fund, Leuthold Global Fund, Grizzly Short Fund, Leuthold Select Industries Fund, Leuthold Core ETF, five of the funds constituting Leuthold Funds, Inc., for the year ended September 30, 2021, into this Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, MN

January 30, 2023